Exhibit 99.1

FTI Consulting, Inc. Announces Initial Purchase of 7 3/4% Senior Notes due 2016 and Receipt of Requisite Consents in Cash Tender Offer and Consent Solicitation

WEST PALM BEACH, Fla., Nov. 28, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has accepted for purchase approximately $128.3 million aggregate principal amount of its $215.0 million aggregate principal amount of 7 3/4% Senior Notes due 2016 (CUSIP No. 302941 AG4) (the “2016 Notes”) representing all 2016 Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 26, 2012 (the “Consent Payment Deadline”), pursuant to the Company’s previously announced cash offer to purchase and consent solicitation (the “Tender Offer”) for any and all of its outstanding 2016 Notes.

The Company used approximately $133.7 million of the net proceeds from its private offering of $300.0 million aggregate principal amount of 6.0% senior notes due 2022 (the “Offering”) to fund the purchase of the 2016 Notes, pay the accrued and unpaid interest of approximately $1.6 million on the purchased 2016 Notes and make the related consent payments. The Company expects to use the remaining net proceeds from the Offering, plus cash on hand, to fund the purchase price of any additional 2016 Notes that are validly tendered pursuant to the Tender Offer and to redeem any and all of the 2016 Notes that remain outstanding following the consummation of the Tender Offer, as well as pay any accrued and unpaid interest and the related tender or redemption expenses.

The Company will recognize a pre-tax charge against 2012 fourth-quarter earnings, reflecting the estimated loss on early extinguishment of debt related to the Tender Offer and the subsequent redemption of all 2016 Notes that remain outstanding after giving effect to the consummation of the Tender Offer (the “Estimated Charge”). FTI Consulting expects the Estimated Charge to be approximately $5.0 million, which will reduce fully diluted earnings per share by $0.07. The final Estimated Charge will vary based upon, among other factors, whether any 2016 Notes that remain outstanding on the date hereof are purchased by the Company pursuant to the Tender Offer in respect of subsequent tenders made prior to the Expiration Time (as defined below) or are otherwise redeemed by the Company pursuant to the Company’s notice of redemption issued on November 27, 2012.

The Company also received sufficient consents to approve the proposed amendments to the indenture dated as of October 3, 2006 (as supplemented or amended, the “Indenture”), governing the 2016 Notes that, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and amend related provisions in the Indenture. The Company, the guarantors party thereto and the trustee for the 2016 Notes have entered into a supplemental indenture implementing these amendments.

The Tender Offer remains open and expires at 9:00 a.m., New York City time, on December 11, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders who validly tender, and do not validly withdraw, their 2016 Notes after the Consent Payment Deadline and prior to the Expiration Time will be eligible to receive the tender offer consideration of $1,019.58 per $1,000 principal amount of 2016 Notes, but will not receive the consent payment of $10.00 per $1,000 principal amount of 2016 Notes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

CONTACT: Mollie Hawkes, Investor Relations & Communications Manager, F T I Consulting, +1-617-747-1791 direct, mollie.hawkes@fticonsulting.com